EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

FOR SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

(Dollars in millions)	2009	2008
Income before income taxes (1)	$7,390	$7,015

Add: Fixed charges, excluding capitalized interest	858	917

Income as adjusted before income taxes	$8,248	$7,932

Fixed charges:
Interest expense	$611	$714
Capitalized interest	6	8
Portion of rental expense representative of interest	247	203

Total fixed charges	$864	$925

Ratio of earnings to fixed charges	9.55	8.58

(1)     Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION

(UNAUDITED)

	Global Services
(Dollars in millions)	Global Technology Services	Global Business Services	Software	Systems and Technology	Global Financing	Total Segments
For the Three Months Ended June 30, 2009:

External revenue	$9,108	$4,338	$5,166	$3,855	$568	$23,035
Internal revenue	343	223	614	244	447	1,870
Total revenue	$9,451	$4,562	$5,780	$4,098	$1,014	$24,905
Pre-tax income	$1,405	$608	$1,852	$333	$465	$4,663
Revenue year-to-year change	(9.9)%	(15.0)%	(8.2)%	(24.5)%	(12.5)%	(13.3)%
Pre-tax income year-to-year change	41.3%	(4.5)%	24.1%	(16.7)%	8.6%	18.0%
Pre-tax income margin	14.9%	13.3%	32.0%	8.1%	45.8%	18.7%

For the Three Months Ended June 30, 2008:

External revenue	$10,100	$5,107	$5,574	$5,212	$634	$26,626
Internal revenue	390	259	719	215	525	2,108
Total revenue	$10,489	$5,366	$6,293	$5,427	$1,159	$28,734
Pre-tax income	$994	$637	$1,492	$400	$428	$3,951

Pre-tax income margin	9.5%	11.9%	23.7%	7.4%	36.9%	13.8%

Reconciliations to IBM as Reported:

(Dollars in millions)	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
Revenue:
Total reportable segments	$24,905		$28,734
Eliminations/other	(1,655)		(1,915)
Total IBM Consolidated	$23,250		$26,820

Pre-tax income:
Total reportable segments	$4,663		$3,951
Eliminations/other	(401	)*	(138	)**
Total IBM Consolidated	$4,262		$3,814

*            Includes a provision for losses related to a joint venture investment.

**     Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.

SEGMENT INFORMATION

(UNAUDITED)

	Global Services
(Dollars in millions)	Global Technology Services	Global Business Services	Software	Systems and Technology	Global Financing	Total Segments
For the Six Months Ended June 30, 2009:

External revenue	$17,862	$8,736	$9,705	$7,083	$1,146	$44,533
Internal revenue	685	456	1,227	420	836	3,624
Total revenue	$18,547	$9,191	$10,933	$7,503	$1,982	$48,156
Pre-tax income	$2,509	$1,130	$3,186	$361	$825	$8,011
Revenue year-to-year change	(9.8)%	(12.8)%	(7.4)%	(23.8)%	(9.0)%	(12.3)%
Pre-tax income year-to-year change	26.6%	(7.1)%	15.5%	(33.7)%	1.1%	9.5%
Pre-tax income margin	13.5%	12.3%	29.1%	4.8%	41.6%	16.6%

For the Six Months Ended June 30, 2008:

External revenue	$19,777	$10,018	$10,421	$9,431	$1,266	$50,913
Internal revenue	778	517	1,386	410	911	4,002
Total revenue	$20,555	$10,535	$11,807	$9,841	$2,177	$54,915
Pre-tax income	$1,982	$1,216	$2,759	$546	$816	$7,319

Pre-tax income margin	9.6%	11.5%	23.4%	5.5%	37.5%	13.3%

Reconciliations to IBM as Reported:

(Dollars in millions)	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
Revenue:
Total reportable segments	$48,156		$54,915
Eliminations/other	(3,195)		(3,593)
Total IBM Consolidated	$44,962		$51,322

Pre-tax income:
Total reportable segments	$8,011		$7,319
Eliminations/other	(627	)*	(307	)**
Total IBM Consolidated	$7,385		$7,012

*            Includes a provision for losses related to a joint venture investment.

**     Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.